UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No.           ) <F1>
                                            -----------

                              Courier Corporation
                  -------------------------------------------
                                (Name of Issuer)

                         Common Stock ($1.00 par value)
                  -------------------------------------------
                         (Title of Class of Securities)

                                   222660102
                  -------------------------------------------
                                 (CUSIP Number)

                                July 31, 2000
                   -------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                            [ x ]     Rule 13d-1(b)
                            [   ]     Rule 13d-1(c)
                            [   ]     Rule 13d-1(d)

<F1> The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
CUSIP No. 222660102                        13G
-----------------------
-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Artisan Partners Limited Partnership  39-1807188
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP <F1>

     Not Applicable                                        (a) [  ]
                                                           (b) [  ]
-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-------------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER
SHARES                   None
BENEFICIALLY   ----------------------------------------------------------------
OWNED BY       6    SHARED VOTING POWER
EACH                     347,625
REPORTING      ----------------------------------------------------------------
PERSON         7    SOLE DISPOSITIVE POWER
WITH                     None
-------------------------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER
                         347,625
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          347,625
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES <F1>
          Not Applicable
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.48%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON <F1>
          IA
-------------------------------------------------------------------------------
                      <F1> SEE INSTRUCTION BEFORE FILLING OUT!

------------------------
CUSIP No. 222660102                        13G
------------------------
-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Artisan Investment Corporation
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP <F1>

     Not Applicable                                        (a) [  ]
                                                           (b) [  ]
-------------------------------------------------------------------------------
3    SEC USE ONLY
-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
          Wisconsin
-------------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER
SHARES                        None
BENEFICIALLY   ----------------------------------------------------------------
OWNED BY       6    SHARED VOTING POWER
EACH                          347,625
REPORTING      ----------------------------------------------------------------
PERSON         7    SOLE DISPOSITIVE POWER
WITH                          None
               ----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER
                              347,625
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          347,625
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES <F1>
          Not Applicable
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.48%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON<F1>
          CO
-------------------------------------------------------------------------------
                      <F1>SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------------
CUSIP No. 222660102                         13G
-----------------------------
-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Andrew A. Ziegler
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP <F1>

          Not Applicable                                     (a) [  ]
                                                             (b) [  ]
-------------------------------------------------------------------------------
3    SEC USE ONLY
-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S.A.
-------------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER
SHARES                   None
BENEFICIALLY   ----------------------------------------------------------------
OWNED BY       6    SHARED VOTING POWER
EACH                     347,625
REPORTING      ----------------------------------------------------------------
PERSON         7    SOLE DISPOSITIVE POWER
WITH                     None
               ----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER
                         347,625
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          347,625
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES <F1>
          Not Applicable
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.48%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON <F1>
          IN
-------------------------------------------------------------------------------
                      <F1>SEE INSTRUCTION BEFORE FILLING OUT!

-------------------
CUSIP No. 222660102                        13G
-------------------
-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Carlene Murphy Ziegler
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP <F1>

     Not Applicable                                        (a) [  ]
                                                           (b) [  ]
-------------------------------------------------------------------------------
3    SEC USE ONLY
-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.A.
-------------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER
SHARES                   None
BENEFICIALLY   ----------------------------------------------------------------
OWNED BY       6    SHARED VOTING POWER
EACH                     347,625
REPORTING      ----------------------------------------------------------------
PERSON         7    SOLE DISPOSITIVE POWER
WITH                     None
               ----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER
                         347,625
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          347,625
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES<F1>
          Not Applicable
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.48%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON <F1>
          IN
-------------------------------------------------------------------------------
                      <F1> SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)         Name of Issuer:
                    Courier Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices:

                    15 Wellman Avenue
                    North Chelmsford, MA 01863

Item 2(a)         Name of Person Filing:
                    Artisan Partners Limited Partnership ("Artisan Partners") Artisan Investment Corporation, the general partner of
                         Artisan Partners ("Artisan Corp.")
                    Andrew A. Ziegler
                    Carlene Murphy Ziegler

Item 2(b)         Address of Principal Business Office:
                    Artisan Partners, Artisan Corp., Mr. Ziegler and Ms. Ziegler are all located at:

                    1000 North Water Street, #1770
                    Milwaukee, WI 53202

Item 2(c)         Citizenship:
                    Artisan Partners is a Delaware limited partnership Artisan Corp. is a Wisconsin corporation
                    Mr. Ziegler and Ms. Ziegler are U.S. citizens

Item 2(d)         Title of Class of Securities:
                    Common Stock

Item 2(e)         CUSIP Number:
                    222660102

Item 3            Type of Person:
                    (e) Artisan Partners is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan Corp. is the General Partner of Artisan Partners; Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Corp.

Item 4            Ownership (at July 31, 2000):
                    (a) Amount owned "beneficially" within the meaning of rule 13d-3:
                         347,625

                    (b)  Percent of class:
                         10.48% (based on 3,318,476 shares outstanding as of July 31, 2000)

                    (c)  Number of shares as to which such person has:
                            (i)   sole power to vote or to direct the vote:
                                  None
                            (ii)  shared power to vote or to direct the vote:
                                  347,625
                            (iii) sole power to dispose or to direct the
                                  disposition of: None
                            (iv)  shared power to dispose or to direct
                                  disposition of: 347,625

                       Artisan Partners serves as investment adviser to Artisan Funds, Inc., comprised of four series designated Artisan Small Cap Fund, Artisan International Fund, Artisan Mid Cap Fund and Artisan Small Cap Value Fund (the "Funds"). Various of Artisan Partners' limited partners and employees are also officers and directors of the Funds, but Artisan Partners does not consider the Funds to be controlled by such persons. Although the Funds are not controlled by Artisan Partners, pursuant to rule 13d-3(a) the shares beneficially owned by a Fund, with respect to which that Fund has delegated to Artisan Partners shared voting power and shared dispositive power, are considered to be shares beneficially owned by Artisan Partners by reason of such delegated powers. Other clients of Artisan Partners may own shares which are not included in the aggregate number of shares reported herein because Artisan Partners does not have or share voting or investment power over those shares.

Item 5         Ownership of Five Percent or Less of a Class:

                    Not Applicable

Item 6         Ownership of More than Five Percent on Behalf of Another Person:

                    The shares reported herein have been acquired on behalf of discretionary clients of Artisan Partners. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares. None of these persons, to the knowledge of Artisan Partners, Mr. Ziegler or Mrs. Ziegler, has an economic interest in more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

                    Not Applicable

Item 8         Identification and Classification of Members of the Group:

                    Not Applicable

Item 9         Notice of Dissolution of Group:

                    Not Applicable

Item 10        Certification:

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   Signature
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  August 9, 2000
                                 ARTISAN INVESTMENT CORPORATION
                                   for itself and as general partner of
                                   ARTISAN PARTNERS LIMITED PARTNERSHIP

                                 By:  /s/ Andrew A. Ziegler
                                      ---------------------------
                                         Andrew A. Ziegler
                                         President

                                 ANDREW A. ZIEGLER

                                   /s/ Andrew A. Ziegler
                                   ------------------------------

                                 CARLENE MURPHY ZIEGLER

                                   /s/ Carlene Murphy Ziegler
                                   ------------------------------

                                 Exhibit Index
                                 --------------

Exhibit 1 Joint Filing Agreement dated as of August 9, 2000 by and among Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler, and Carlene Murphy Ziegler